Exhibit 99.1

On April 21, 2017, The Interpublic Group of Companies, Inc. held a conference call to discuss its results for the first quarter of 2017.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies Steven Cahall RBC Capital Markets David Joyce Evercore ISI	Peter Stabler Wells Fargo Securities Benjamin Swinburne Morgan Stanley Daniel Salmon BMO Capital Markets Jason Bazinet Citigroup Global Markets

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group first quarter 2017 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you for joining us this morning as we review our results for the quarter. I’ll start by covering highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies, to be followed by the Q&A.
We are pleased to report solid first-quarter revenue growth, which comes on top of outstanding performance a year ago. Organic revenue growth was 2.7% in Q1, against 6.7% a year ago, our steepest quarterly comp.
In the U.S., organic growth was 2.9%, up against industry-leading 8.3% growth in 2016. Paced by another strong result in Continental Europe, international markets grew 2.2% this past quarter.
As has been the case in recent years, our growth was broad-based by discipline as well. In Q1 we were led by media, our digital specialists, public relations, advertising and sports marketing. This continues to underscore the strength of our offerings across the portfolio and is an encouraging start to the new year.
FX was negative to our reported revenue by 1% in the quarter, due to the continuing strength of the U.S. dollar, and had a similar impact on our operating expenses. Net business dispositions, of several small nonstrategic units, dragged on revenue by 1% as well, as we had said would be the case on our February conference call.

Operating profit in Q1 was $30 million, compared with $23 million last year, which reflects both our growth and the effectiveness of our ongoing discipline around expenses. As you know, our first quarter is seasonally small in terms of revenue, while total costs are distributed fairly evenly throughout the year.
That said, Q1 operating profit growth of 29% and operating margin growth of 40 basis points, which leveraged both of our principal expense lines, are indicative of solid progress towards our full-year financial targets.
Returning to the top line, our growth continues to reflect contributions from a range of our major agencies, led in Q1 by Mediabrands, McCann, R/GA, Hill Holliday, Octagon and Golin. Our digital offerings continued their solid growth. This includes the broad range of embedded digital capabilities within our agency networks, as well as our standalone digital specialists.
In terms of client sectors, we were led by increases in the healthcare and retail sectors, as well as by strong growth with diversified industrial and government clients. The quarter also reflects growth with existing clients, as well as net new business wins over the trailing twelve months.
Our capital structure continued to be a source of value creation. As we announced in February, this is the fifth consecutive year that our Board has increased our quarterly dividend by at least 20%. On our full-year 2016 call, we also announced that our Board had authorized another $300 million toward share repurchases.
During Q1 we repurchased 2.3 million shares, using $55 million, which is consistent with Q1 of ’16. As you know, our share repurchase activity tends to track to the seasonality of our cash flows over the course of the year. Over the trailing twelve months, we utilized $305 million for the repurchase of 13 million shares. Since initiating our dividend and repurchases in 2011, we’ve returned a total of $3.2 billion to shareholders, which has driven a 28% reduction to our diluted share count, with an average repurchase cost of $14.32. We’ve also tripled our per-share dividend over this period of time.
Just last week, S&P announced that it had upgraded our debt credit ratings to triple B. This brings us to solid investment-grade standing across all major credit rating agencies, which represents another important marker of progress at IPG. By fulfilling a longstanding objective of this management team, we’ve achieved a milestone that will yield benefits in terms of enhanced financial flexibility.
We’re pleased that our performance continues to reflect the excellence of our people. Outstanding consumer insights, industry-leading creativity and the delivery of efficient and precisely targeted communications have all become hallmarks of IPG and our agencies. The top-tier digital capabilities we have across the portfolio also continue to be a differentiator for us. By keeping the client front and center, we can combine all of these skill sets into integrated solutions that are customized to the needs of our clients. This, in turn, positions us strongly in the evolving world of media and marketing.
We are, as always, highly focused on capitalizing on growth to drive further margin expansion and capital returns. The strength of our offerings, coupled with a strong record of operating discipline, is a winning combination that will ensure that we will continue to deliver for clients and shareholders alike.
As you know, Q1 is seasonally small for us. There is still continued uncertainty driven by macroeconomics and geopolitical factors, including potential tax reform, healthcare and infrastructure. However, we are confident that performance to-date has us fully on track to deliver on the 3-4% organic growth target we set for the full year, as well as to expand operating margin by an additional 50 basis points relative to 2016.
At this stage, I’d like to turn things over to Frank for additional detail on our results, and, after his remarks, I’ll be back to provide the update on our agencies, the tone of business, to be followed by a Q&A.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning, everyone.
As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see an overview of our results:

•
Organic revenue growth was 2.7% in the first quarter, 2.9% in the U.S. and 2.2% in our international markets. Excluding a small increase in pass-through revenue, and related expense, organic growth was 2.5%.

•	Q1 operating profit was $30 million, an increase of $7 million compared to last year in our seasonally small first quarter.

•	Diluted EPS was $0.05, which compares to $0.01 as reported last year, and compares favorably to $0.02 per share as adjusted for items a year ago.
Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
It is worth noting here that Q1-16 includes the reclassification of $2 million of pension expense from salaries to “Other income,” reflecting the adoption of a new pension accounting standard. The impact was approximately $800,000 in Q1-17.
Further down the P&L, it is also worth noting that we had a tax benefit in the quarter, against our seasonally small Q1 pre-tax earnings. That is a result of our mix of profit and loss by tax jurisdiction around the world, and the excess tax benefit of share-based compensation in our first quarter. We continue to expect that our effective tax rate will be in the range of 35-36% for the full year.
Turning to revenue on slide 4:

•	Revenue was $1.75 billion in the quarter.

•	Compared to Q1-16, the impact of the change in exchange rates was negative 1.0%, while net dispositions were a negative 1.0% as well.

•	The resulting revenue increase was 70 basis points as reported, and an organic increase of 2.7%.
As you can see on the bottom half of this slide, organic growth was 2.2% at our Integrated Agency Networks segment, which is good performance against 7.6% growth in Q1-16. We had contributions from all the IAN disciplines and across a range of agencies. CMG grew 4.6% organically, led by Octagon, Golin and Weber Shandwick.
Moving on to slide 5, revenue by region:

•	U.S. organic growth was 2.9%, and was 2.0% excluding increased pass-through revenues in the U.S.

◦	Again, growth was broad-based across disciplines and agencies, led by R/GA, Mediabrands, Jack Morton, Hill Holliday and McCann.

◦	Leading client sectors were healthcare, food & beverage, auto and retail. We also had strong growth in our “Other” category, paced by energy and industrial clients.

•	Turning to international markets:

◦
The U.K. grew slightly on an organic basis, but U.K. organic growth was 4.4% excluding the decrease in pass-through revenue. We had notably strong growth at McCann U.K. once again, along with growth at Weber Shandwick and Mediabrands. It’s also worth noting that acquisitions contributed another 3% to growth in the U.K., but the dollar/pound relationship decreased our reported U.K. revenue by about 14%.

◦	Continental Europe increased 6.7% organically. Among our largest markets, we were led by strong results in Germany and Italy, while France and Spain were flat compared to last year.

◦
In AsiaPac, we had an organic decrease of 2.7%, reflecting lower spending from a number of our clients in China, where we were lapping exceptional growth in last year’s first quarter, as well as a decrease in Australia. We continued to see very good growth in India and Japan.

◦	LatAm grew 3.7% organically, on top of 11.6% a year ago. We continued to have strong performances by our agencies in Mexico, Argentina and Chile, which offset lower revenue in Brazil.

◦	Our “Other Markets” group increased 7.8% organically in Q1, which is also notably strong performance on top of 7.4% a year ago. This reflects growth in South Africa, the Middle East and Canada.
On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 4.0%.
Moving on to slide 7:

•
Total operating expenses in the first quarter increased 30 basis points from a year ago, compared to reported revenue growth of 70 basis points. As a result, our operating margin expanded 40 basis points.

•	The ratio of salaries & related expenses to revenue in Q1 was 72.7% this year, compared with 72.8% a year ago.

◦	The comparison reflects improved leverage on our “other” salaries & related expense, mainly due to lower expense for earnouts, offset by base payroll and incentive comp.

◦
Total headcount at quarter-end was approximately 50,200, which is an increase of about 1% from year-end ’16. We continue to invest behind growth areas of the portfolio, such as digital, media, advertising and PR, and to support our new business wins.

•	On the lower half of this slide, our total O&G expense in the first quarter was essentially flat against last year, generating 20 basis points of operating leverage.
On slide 8, we show our operating-margin history on a trailing-12-month basis, with the most recent data point of 12.1%.

On slide 9 we turn to cash flow:

•	Cash used in operations in Q1 was $372 million, compared with $654 million a year ago. As you know, our operating cash flow is highly seasonal.

◦	Our business typically generates significant cash from working capital in the fourth quarter and uses cash in the first quarter.

◦
During this year’s first quarter, cash used in working capital was $439 million, compared with a use of $695 million in Q1 a year ago. The improvement was due to the timing of our working capital cash flows, which we had also referred to at the time of our fourth quarter call. While we had lower seasonal cash generation in Q4, this is the offset in Q1: lower use of cash in the first quarter.

•	Investing activities used $33 million in the quarter, including $25 million for cap-ex.

•	Financing activities generated $64 million, due to an increase in short-term borrowings of $225 million. We used $71 million for our common stock dividend and $55 million for share repurchases.

•	Our net decrease in cash and marketable securities for the quarter was $321 million, compared with $831 million a year ago.
Turning to the current portion of our balance sheet on slide 10, we ended the first quarter with $778 million in cash and short-term marketable securities, compared with $680 million a year ago. It’s worth noting that our cash level is seasonal, and tends to peak at year end and decrease during the first quarter.
On slide 11, we show debt deleveraging from a peak of $2.33 billion in 2007 to $1.92 billion at the most recent quarter end.
In summary, on slide 12, we are pleased with solid revenue growth and profit performance in the quarter, which represents a good start in terms of achieving our financial objectives for the full year.
With that, let me turn it back over to Michael.

Mr. Roth:
Thank you, Frank.
Well as we’ve noted, against very challenging comps, we showed solid growth in the quarter. Digital activity across all of our agencies continues to be a significant driver of our success, and we saw positive contributions to our performance from a range of our offerings, including advertising, media and marketing services.
Disciplined cost management led to good progress during the quarter in terms of increased operating margin, and our balance sheet remains an important factor that will allow us to further enhance shareholder value.
On the talent front, we are pleased that we remain a differentiated culture that attracts much of the industry’s best talent, not only from our traditional peer set, but also in emerging areas such as digital content creation, social media, as well as data and tech-enabled marketing.

We are also proud of our longstanding record in promoting diversity and inclusion. While we’ve made meaningful strides and lead the industry on many fronts, an area on which we are increasingly focusing is our ability to recruit, develop and promote people of color.
That’s because, in order to keep our place as a leader in D&I and also continue to deliver best-in-class revenue growth, we must incorporate the broadest set of perspectives and skills into the thinking we deliver to clients. This will allow us to best reflect and connect to the markets with which we must communicate in order to be successful.
As we know, our industry is changing at a rapid pace. There is a great deal being written about the convergence that is bringing adjacent industries into each other’s orbit. The increased competition that we all read about these days is not as evident to us as the headlines would have you believe. And it’s quite possible we’ll see new forms of collaboration, as well as competition, as a result of the emerging market dynamics. But, regardless of how the situation plays out, it bears noting that at IPG we’ve been preparing for this potential scenario for some time.
Our creative firepower is among the best in our peer set, and it represents a significant barrier relative to new entrants into the advertising space. Digitally, we are equally strong, having invested in these capabilities for nearly a decade. As importantly, our ability to integrate a broad spectrum of marketing activity for our clients is a powerful differentiator. Finally, our commitment to accountability, driven by a strong and holistic data platform, allows us to answer key questions regarding the efficacy and value of the advice and the work we provide to marketers.
Turning now to the tone of the business, despite macro events that we are well aware of, and which have caused a great degree of economic uncertainty, what we are hearing from clients and from our operators points to a solid marketing environment, and one which remains consistent with our achieving the organic growth targets we set earlier this year.
The new-business pipeline is particularly strong in digital services. For us, this cuts across all of our agencies, and we are seeing opportunities for our digital specialists, integrated ad agencies, as well as our PR, health communications and shopper marketing firms. There is also quite a bit of activity in the media sector, where we are involved in most of the major pitches. The pipeline for larger, traditional AOR assignments remains lighter. This represents the continuation of a trend we also saw last year.
Highlights at the agency level include another quarter of very strong performance at R/GA, which continues to expand the breadth of its offerings, its relationships with major marketers and its geographic presence. We recently reviewed the progress of the agency’s Accelerator programs, which allow us to incubate and get line of sight into some amazing startups in cutting-edge areas such as VR, artificial intelligence and marketing technology. R/GA recently announced a new Accelerator program in collaboration with Verizon Ventures. And our Venture Studio program with Snap will be the first to incorporate clients and mentors from the full range of IPG agencies.
Mediabrands also posted a very strong quarter, growing with major multinational and domestic clients, and onboarding its new Hulu and Fitbit clients and announcing recently a win of Accenture. Our transparent and agnostic approach to media ensures that clients are getting not just top-level buying power and expertise, but also the best, unbiased advice when it comes to optimizing their marketing investment. This is increasingly important in a world that is seeing greater concentration of power among media owners, as well as other challenges that have come to light in areas like digital measurement and brand safety.

CMG continued to deliver strong results and outstanding work across the full range of marketing services. From event and sports marketing through public relations, the work agencies like Octagon, Jack Morton, Golin and Weber Shandwick perform is becoming more strategic than ever. Given the fragmented media landscape, there is a growing need for activities that engage consumer attention, connect to their passion points and feature a strong digital and social component. These are areas in which CMG shines, and we are looking forward to more strong performance from that group.
McCann Worldgroup posted strong results. We have consistently called out the great progress that McCann has made in terms of creative product and reputation, which now rank at the top among the global advertising networks. The collaboration among McCann, MRM, Momentum and McCann Healthcare has also been tracking very well, and we are seeing significant integrated cross-selling wins from existing Worldgroup clients, which is the kind of organic growth that can be most readily converted into increased profitability. McCann has been an important driver of our improved performance in Continental Europe. And the network’s progress in the Middle East and Africa are also notable, as they position us for longer-term growth in these promising regions.
MullenLowe remains very active in new business, posting significant wins such as E*Trade, Hyatt Hotels and Chipotle. The agency’s hyperbundled model is now up and running in key international markets, including London, Shanghai and India, where MullenLowe is a top-five agency. Hyperbundling ensures that MullenLowe’s creative excellence is informed and enhanced by integrated digital, media and activation talent, which makes the agency’s strategies and campaigns more effective in the marketplace.
At FCB, we are seeing further progress in the Chicago headquarters office, which integrates strong consumer advertising, digital and shopper marketing capabilities. FCB Inferno in London is also a center of excellence, as are the agency’s operations in India. FCB Health continues to be a strong driver of growth and a leader in its space. We were also pleased to see FCB/SIX, one of the agency’s operations in Canada, recently recognized as a digital standout in Adweek’s Agencies 3.0 list, which called out the shop’s ability to use data, CRM and video storytelling to seamlessly create real-time messages, personalized for any audience.
Our integrated U.S. independents made news during the quarter on the new business front, with wins like Phillips 66 at Carmichael Lynch and Party City at Hill Holliday. Both of those agencies also announced senior internal management promotions at the President or CEO level, which will ensure top-management continuity. Deutsch won 7‑Eleven and Tile, the maker of Bluetooth-enabled location devices. We are looking for new ways to combine the strong offerings of these agencies with the terrific digital capabilities at Huge, our outstanding digital specialist agency, which during the quarter won important new assignments from Verizon and United Technologies. This should allow us to deliver even more powerful solutions to domestic clients.
During the quarter, we also made a significant announcement regarding increased investment to further enhance our data and analytics capabilities. Reporting directly into IPG, Mediabrands’ new Chief Data and Marketing Technology Officer will be charged with driving a more centralized data and technology infrastructure that can support all of our agencies, across the holding company. By combining online and offline data sets and consolidating partnerships with third parties, we can build tools that allow us to better target high-value audiences, refine our strategies and messaging across every communication discipline and prove the value of all of our ideas and marketing programs, which will keep us highly relevant in today’s media environment.

As I’ve mentioned previously, another way in which we can ensure that we stay top-of-mind with clients is our ability to deliver integrated solutions. We were early to identifying this as a strategic priority and have been refining our “open architecture” model for close to a decade. Unlike our competitors, we don’t disrupt the power of agency brands. Instead, we get the best talent from across the Group working together in flexible teams that are custom-built for each client situation or challenge. We are seeing the benefits of this approach on a number of our most important existing global clients, particularly in the pharma and tech industries.
Looking forward, it’s possible to make too much of Q1, given that it’s our smallest quarter, and that means percentages can fluctuate even when the absolute numbers are not large. But we see the results that we are sharing today as indicative of a solid step into 2017. Our offerings are strong, and we showed vigilance on costs and appropriate margin conversion. As a result, we believe that we remain well-positioned to achieve our full-year targets of organic revenue in the 3-4% range and to improve operating margin by an additional 50 basis points relative to 2016 levels. Combined with the strength of our balance sheet and our commitment to capital return, that means there is significant potential for value creation and enhanced shareholder value.
As always, we thank you for your time and support, and we look forward to keeping you posted on our progress during the course of the year. With that, I’ll open up the floor to questions.

QUESTIONS AND ANSWERS
Operator:
. . . . Our first question comes from the line of Alexia Quadrani from JPMC. Your line is now open.
Alexia S. Quadrani, J.P. Morgan:
Thank you. Just a couple questions. The first one is on the ongoing robust growth you continue to see in Continental Europe. I just want to drill down a bit further. You gave some great color by countries, but is it influenced by your success in new business wins? Or are you seeing that sort of industry-wide growth? And then, are you able to utilize your NOLs now that you’re seeing very healthy growth in that region now for three quarters, I believe?
And then, just a follow-up question, just on your verticals. You highlighted retail being particularly strong. If you can reconcile that with the weakness we’re seeing in the retail industry, why is it particularly strong for you when that sector is struggling and the above-average pricing pressure on the consumer-packaged-goods clients? Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
All of that?
Ms. Quadrani:
Sorry, Michael.
Mr. Roth:
That’s okay. That’s fine. By the way, let me just reference that that was not my phone that went off during the conversation, okay?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
It was mine.

Mr. Roth:
You didn’t have to cop to that.
All right. First, on Continental Europe: again, as you know, in Continental Europe, it’s roughly 8% of our revenue. And the U.K. is 9%. It’s significant, but not that significant. So therefore, particular client wins have an impact on those positive results. So I would say that in answer to the question, we had - McCann in particular, and Mediabrands - had some nice wins in those markets, and we’re seeing the effect of those wins. We’re not raising a big flag as a big recovery in Continental Europe, which, I think, is the gist of your question.
As far as the U.K. goes, that is solid gains across the board, including our PR businesses and so on. So we do draw a distinction between the strength in the U.K. and the positive results we’re seeing in Continental Europe, although both obviously contributed to our overall performance.
On your question on the verticals, our biggest vertical continues, both on a worldwide and a U.S. basis, is healthcare. It continues to be a very strong discipline for us, and we’re seeing very strong growth both out of FCB and McCann Health. So that’s very encouraging, and we see that as a continuing factor in our growth going forward.
And as far as retail goes, it’s unique to our client servicing. These are not the retail clients, for example, that you see, for example, the retail department stores in the U.S., which you’re reading so much about. Here, we’re seeing - particularly ALDI, we won, McCann won, some business; MRM at Staples; and of course, Amazon, we categorize as retail. So those are the key factors in our growth. We don’t have significant exposure to the retail organizations that you’re reading about every day in the newspapers.
And by the way, the - obviously, our NOLs, as you correctly point out, are in Europe. And we expect, as we see profitability in Europe, we will continue to use those NOLs to offset on a cash tax basis, which is one of the reasons why you’ll see our effective tax rate - cash tax rate - being less than our effective rate. So that’s positive for us, and that continuous to, as you know, go on for many years in terms of the availability.
CPG, that one, obviously, we are seeing some pressure from clients like everyone else in terms of pricing and cutbacks. I see the opportunity on CPG because a lot of these multinational clients, in particular, use hundreds of different agencies, and they’ve embarked on significant cost containment. And we - our position is, and I think our clients’ position is, that consolidation of all these different agencies with a number of key providers will provide a lot of the efficiencies that they’re looking for. So we see that. One, obviously, there’s pressure on fees, and it’s important for us to watch our cost profile as associated with that, and efficiencies, but also as an opportunity for us to pick up some new brands. And, hopefully, that will mitigate somewhat the pricing pressures that we’re seeing at CPG. That said, in the - food and beverage was slightly positive on a worldwide basis for us, whereas the consumer goods was, in fact, negative.
Ms. Quadrani:
Thank you so much.
Mr. Roth:
Thank you, Alexia.

Operator:
Thank you. Next question comes from the line of John Janedis from Jefferies. Your line is now open.
John Janedis, Jefferies:
Thank you. Frank, it sounds like an old landline, that phone.
Two questions. One is, Michael, you spoke to the tone of business. Your target assumes an organic acceleration this year, and I was wondering to what extent you’re assuming wins to hit that target. Or do your client conversations give you that confidence? And then, separately, bigger picture, as you know, there’s been some concern in the market around competition from consultants, the CPG vertical you spoke to and the disintermediation of the agencies. So with the U.S. organic that you put out today and then your peers in the first quarter, and appreciating the comp, can you talk about why that thesis may or may not be premature?
Michael Roth, Chairman of the Board and Chief Executive Officer:
First of all, 63% of our business is in the U.S., so that helps us. We see not a high growth rate in the U.S. but a moderate rate, low single digits, which, as we said in the past, 3-4% organic growth, we should be able to continue to expand our margins. So in the U.S., we’re very strong across our media offerings. Our independent agencies come in here, as well as our digital and creative capabilities and PR businesses in the U.S. So that gives us some degree of comfort in our forecast at 3-4%.
And our wins and losses were net-new-business positive. We did see, in the first quarter, we did have to cycle through two losses, particularly in the U.S., being Sprint on the creative side and USAA. So we’re seeing somewhat of an impact of that in the first quarter, but we do have net new business coming on board. So I would view the headwinds and tailwinds on a full-year basis at this point as relatively neutral, which is good. Because with those two losses, we want to make - we’re glad that we were able to overcome that.
And we have a lot of potential new business in the pipeline. Our pipeline is solid. What you don’t read about are our new business wins within existing multinational clients, particularly on the healthcare side. Those we don’t announce. But given the strong capabilities we have, both at FCB and McCann, we did see nice wins in those organizations and clients, where we do have open architecture structures. And those are contributing to our net new business. You just don’t see that, for example, in Alexia’s releases, where she puts the scorecard of net wins and losses. Our existing client base continues to be a primary source for organic growth for us, and that’s not reflected in the new business tables.

Operator:
. . . . Thank you. Our next question comes from the line of Steven Cahall from Royal Bank of Canada. Your line is now open.
Steven Cahall, RBC Capital Markets:
Thank you. First, a few questions just on the media space. You talked about that as being a growth driver in the quarter, and I know there’s been both some wins and losses over the last few, and some pipelines. So, number one, do you expect to be net-new-business positive in media for the year and expect it to continue to be a growth driver? And then, on the traditional side, I was just wondering if you’re seeing any fee pressure there. Is that something that we’ve heard about around traditional media buying? And maybe you can tie that into the investments that you talked about earlier, and to the extent to which media buying and media planning are now increasingly integrated with the clients, or whether they’re splitting that business up.

And then as a follow-on, I was just wondering if you could comment on the recent announcement by Google to block ads and if you think that will have any impact on Cadreon as we move through the year. Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, okay. First of all, John, I didn’t answer one of your questions, so let me get back to that, the question of competition from other sources. Yes, look, there’s a convergence out there among, all different, whether it be the consultants out there, whether it be the other digitals, whether it be the system integrators that are out there that are all providing various services. We have not seen them in a big way. Every once in a while, we will see them on the digital side of the business. And normally, frankly, we do pretty well against them. So I think, what I mentioned in my remarks, is that our integrated offering and our creative firepower is something, at this point, that gives us a strong advantage over those system integrators.
That said, five years or six years from now, the landscape is going to change. Maybe potentially, you see us partnering with some of these. These are all - it’s a changing landscape out there, but what we do bring to the table is the firepower on the creative side of the business. And what we offer in those type of individuals in terms of a diverse client base, innovative thinking, the ability to reach across all the different agencies at IPG, that’s a pretty compelling case to be made for strong creative talent. And we’ve been very successful in bringing some real top-notch talent within our organization.
That, coupled with the media side of the business, which we can bring on an integrated offering, is something that these other providers don’t have, and we use that. And we do believe that the integration of media and creative talent, for example, what MullenLowe is doing on the hyperbundling, is really what clients are looking for. And which is why on the media side of the business, we’re seeing a lot of action out there in terms of client - not clients, actually: a lot of the reviews that are out there are not existing clients. And we see the integration as a key factor both in buying and planning, which is why we think our investments in data analytics, of course, through all of IPG really position us well in terms of the response and what our clients are looking for on the media side of the business.
Mr. Cahall:
Are you increasingly seeing those RFPs tied together between the planning as well as the buying?
Mr. Roth:
Yes. And right now, it used to be - and there are still clients out there that bifurcate buying and planning. And because they view - media guys hate when I say this - they view buying as more of a commodity, and they’re just looking for the best price. But I think it’s a pretty compelling argument that buying and planning should be together, because we can come up with the best media plan there is, and if it isn’t executed properly on the buying side, the effectiveness is really diminished. And it really is helpful to have the buying and the media and the planning sitting in the same room working together. And there are occasions that we do that. So it’s not that we can’t do it, but I think clients are beginning to realize that there’s an added value to putting the two of them together.
And then if you add on top of that the ability to bring in our creative and other offerings across the different disciplines, it’s a compelling argument as to why the model that we use, the open architecture model, brings the best value as well as the expertise to the clients.
Fee pressure is something, it’s getting a lot of - since I’ve been in the business, all we’ve been talking about is fee pressure. Whether you call it zero-based budgeting, whether you call it value pricing, whatever you want to call it, there’s always pressure. Clients want more for less. And if I was a client, I would be doing exactly that.
And it’s incumbent on us to show that the work that we do actually moves the needle, which is why the data analytics part, why we’re making such a big strong effort on the centralized data and analytics across all the disciplines within IPG, because that really makes the case that what we do works, and it encourages our clients to invest in what we do to move the needle. So even if it’s a difficult, competitive environment, these clients have to spend money on advertising. And if we can show the return on investment for the money that they’re spending, they’re going to spend it. And although they’ll want to price it as most efficiently and get the best deal that they can, if we can prove that what we’re doing is adding value, then they’re going to spend their money, and it’s going to be incumbent on us to make our margins.
And you’ve seen us do that. We’ve been talking about price pressures now for years, and we continue to expand margin at 50 basis points. So we still believe the opportunity is there for us to continue to expand margin even with the pressures on the pricing. But there is pressure, and it really puts the burden on us to make the case that what we’re doing is effective and efficient for our clients.
Google and ad blocking, I mean, that’s - someone’s going to ultimately have to pay for all this stuff. And I know the marketplace likes to see everything for nothing. But in the end, advertisers are going to spend money, and they’re going to be - they want to see the effect in this. It puts the burden on us to be creative and innovative in storytelling, embedded content, different ways of reaching the consumer. The pop-up ads, yes, you’re going to see that blocked. And frankly, thank goodness, because it gets to be annoying. But we’re much more advanced than that in our business right now. And the embedded content - which is why everyone is investing in content and having partnerships on content - really makes the case for developing a relationship between the clients and the consumers, and that’s really where we shine. We can use our creative capability, our technical capabilities and our distribution to make sure that that content is reaching the consumers with the right message.
Mr. Cahall:
Thank you.
Mr. Roth:
You’re welcome.

Operator:
Thank you. Next question comes from the line of David Joyce from Evercore ISI. Your line is now open.
David Joyce, Evercore ISI:
Thank you. I was hoping you could help us think about how much your digital initiatives are helping the growth in the U.S. And then from a broader perspective, where are your various international operations in rolling out and integrating digital versus where we are in the U.S.? Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes -by the way, welcome - yes, our digital capabilities are growing, historically and overall, at double-digit rates. So it’s a strong engine for our growth.

And we don’t - it’s hard to categorize them as digital agencies anymore. There’s been a convergence among all of our agencies. Our approach to digital has always been that it’s embedded in all of our activities. So whether you do experiential, whether you do PR, whether you do traditional advertising, digital capabilities is embedded, which is why we don’t have a separate silo as far as digital capabilities.
On top of that, we do have digital, historical digital capabilities, in the R/GAs, the Huge, the MRMs, the Proferos. These are original digital agencies, but they cover a broad spectrum of services. R/GA covers creative, PR - I mean, they’re a full-service agency, candidly, but they have the connected space and the digital capabilities as part of their DNA, which is what makes their offering and the Huge and the Proferos and the MRMs compelling, because they bring all of those expertises together. And when they don’t have it, they can reach out to other assets within IPG to put that all together.
So digital is a critical growth. And if you look where media is being spent, linear TV is not growing as rapidly as digital on the media side. And therefore, if all of our resources aren’t well-versed in digital capabilities, we couldn’t put forth the numbers that we’re seeing. So digital is going to continue to outgrow most of our other businesses, and we make good margin on it. And it’s a great way to develop lasting relationships with clients, because that’s where the action is.
Mr. Joyce:
Thank you, Michael.
Mr. Roth:
You’re welcome.

Operator:
Thank you. Next question comes from the line of Peter Stabler from Wells Fargo. Your line is now open.
Peter Stabler, Wells Fargo Securities:
Good morning. One for Michael and one for Frank. Michael, wondering if you can give us a little more color on the dispositions. You refer to them as nonstrategic. Wondering if there’s any sort of theme in there.
And then, Frank, a couple quarters ago, you talked about how, in terms of contract construction, you were kind of generally seeking to lower your exposure to pass-through revenues, given the fact that they can kind of distort growth, and you end up calling them out plus or minus every quarter. Just wondering if you could update us. Have you seen a meaningful reduction in terms of contract construction in the pass-throughs? Is this contributing to a bit of the margin growth? Wondering if you could help us think about that for the rest of the year. Thanks so much.
Michael Roth, Chairman of the Board and Chief Executive Officer:
On the dispositions, we did indicate that it had an impact of negative 1% on revenue. If you remember last year, at the end of the year, we announced that we were disposing of nonstrategic assets. This isn’t an exit of a business line that we’ve seen - and one of our competitors had that - this is small agencies in geographic regions that, frankly, were, they were either losing money, or they were not relevant to the offerings to the entity in which they were residing. So this was basically cleaning up agencies that were not value-added, losing money and strategically not necessary. So it’s not that we exited a business line. It was in geographic regions that were not efficient for us.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And on the question around contracts, Peter, it primarily relates to our events business. We are trying to address new clients and move them into an agency relationship as opposed to a principal relationship. Existing clients are very difficult to ship, so this will take some time. It’s not having a meaningful impact on margins.
Mr. Stabler:
Thank you.
Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Next question comes from the line of Ben Swinburne from Morgan Stanley. Your line is now open.
Benjamin Swinburne, Morgan Stanley:
Thank you, good morning. Michael, a couple for you. I was curious, programmatic was a big buzzword for us a couple of years ago. It’s still a big part of your business. And I guess as a compliment to IPG, a lot of your competitors have shifted their model to look like yours and be more of an agency approach.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Right.
Mr. Swinburne:
So now that that’s happening, the bad news is, it’s perhaps less differentiated of an offering. Can you talk about what you’re doing on the programmatic digital-buying front to sort of stay ahead of competition now that they’ve kind of moved your way, for lack of a better phrase? And then I had a follow-up for you.
Mr. Roth:
I like to say that they see the light. Actually, more importantly, the clients have seen the light. This wasn’t - this was more or less a response to the fact that what we’ve been saying all along is that we should act as an agent, not as a principal. So there’s an inherent conflict when you’re doing the buying through programmatic if you’re selling inventory that you have an economic interest in it. And we’ve always said that that was something we wouldn’t do. And, obviously, you’re right, we use that as a differentiator in the various pitches. And clients are beginning to see that they shouldn’t be giving away those profits. And therefore, our approach, which is a more client-centric approach, is the right way to go, and so we’re appreciative of that.
But it’s still a very important business for us, let’s face it. We never took inventory, so, therefore, it’s still a very high-margin business for us. So that means the value service that we’re providing in the programmatic is something that clients appreciate, and they’re willing to pay for it.
And we’ve expanded it on a global basis. Remember, this started out as a U.S.-based business, and now it’s covering the world. The fact that we pulled out the data analytics and put it into reporting directly into Philippe at the - in the U.S. site at the holding company level - is indicative that we view this as a very strong component that will differentiate us in the marketplace and will be available not just to our media businesses, to all of our businesses. And when you look at the hyperbundling that we’ve been talking about, where media and creative are coming together, this will be viewed as an integral part of the offering that our agencies have.
So I don’t think programmatic is going away. I think it continues to be a growth vehicle for us. Yes, some clients have been taking it in-house. But this costs a lot of money to continue to evolve, and we have to invest in it. Clients like to have it in-house, but when it comes time to looking at efficiencies and investing in it, I think a lot of them will see that some of it maybe is okay to have it in-house, but in terms of the changing landscape of programmatic, it’s - we offer something that is very difficult to do on an internal basis. So it would be a combination of the two. So we still view programmatic as a very important aspect of the business going forward.
Mr. Swinburne:
Got it. And then, just as a follow-up, more on the macro: you look at a lot of the, call it the soft data out there, whether it’s consumer confidence or small business index or a lot of the PMI data, it’s all quite bullish. And I think we’ve - a lot of verticals have been expecting some sort of cyclical bounce, including advertising, but we’re not really seeing it. I’m curious: you’ve made some comments about the political backdrop, but I’d just love your thoughts as to whether you expect to see the spending trends catch up with the leading indicators, or if this mismatch may persist for a while. I realize you’re not an economist per se, but you’ve talked to the large advertisers. I would love to get your thoughts.
Mr. Roth:
Yes. I think everyone is - and we’re experiencing everything that you’re reading about - everyone is expecting this rash of consumer confidence and spending, and a lot of it is a function of what’s going to happen, frankly, in Washington. And so everyone’s waiting and seeing. Everyone is expecting to see some change because, obviously, that was an important part of the platform. I think they’re beginning to see that it’s a little more difficult than they originally thought. But, nonetheless, the consumers are spending. But I think there is some holdback, if you will, in terms of big companies committing to making big investments until these areas are resolved. So there is a disconnect between the market - stock market - and the spend.
I think, potentially, if this all comes together, that will be a good pickup for us as we go forward, as is tax rate change. I mean, forget about the consumers. Just look at IPG. I mean, if they’re - we’re a taxpayer in the U.S., and to the extent that there’s a reduction in corporate taxes or individual taxes, which will help the consumers, that all benefits us. So, we’re rooting for that. And so I think it’s still a little bit of a wait and see. So I agree, I think we’re going to still see a disconnect there until some of this stuff really comes to fruition.
Mr. Swinburne:
Thank you.
Mr. Roth:
We still think that the 3-4% that we’re putting out for the year, we do this on a bottoms-up basis. And we were not anticipating a big hockey stick in terms of consumer confidence to give rise to that 3-4% growth.
Mr. Swinburne:
Thanks a lot.

Mr. Roth:
Thank you.

Operator:
Thank you. Our next question comes from the line of Dan Salmon from BMO. Your line is now open.
Daniel Salmon, BMO Capital Markets:
Good morning, everyone.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, Dan.
Mr. Salmon:
Michael, could we, perhaps, just return back to parts of your prepared remarks and then earlier questions on competition, with the IT companies in particular? And there has been an increase in questions on them, specifically. And, this isn’t a new trend - we’ve seen a lot of small deals going on for years. It doesn’t seem like there’s been a big increase there, but hiring trends are something that we see a little bit less of. And so I was curious if you could pull back the curtain for us a little bit more. Are you hiring more of their people? Are they hiring more of yours? Has that changed a whole lot?
And then, second, if I could return to the idea of their role in transacting media specifically. Accenture, this - in the past month, has been assigned as the sort of manager of the Open A.P. alliance between three of the largest sellers of advertising, and you also interestingly noted that you will be their media agency going forward. So, a kind of interesting perspective on what they’re doing. It was new business on the sell side, but you’re also tight with them shortly on the buy side. I’d be curious about your high-level views on how those companies play in media work.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes. It just shows you that we can all get along. If everybody else would operate the same way, I think we’d be in better shape. Look, as I said, they are, they bought - whether it be Accenture or any other consulting - as I say, system integrators - they’re buying agencies. And it - I would, too. You’re already at the client. You’re doing, you’re involved in their system integration. And to the extent you can have an add-on from revenue, why not? And so we do see them as continued competitors in the space, but I don’t - at this stage, they don’t have the capabilities on the integrated offering that we have.
And frankly, and I’ve thrown this out, that maybe it’s better if we partner with them than directly compete, because we do bring unique expertise that they don’t have, yet. And why buy it when you can rent it? And so that’s just - I throw that out as a potential. But nonetheless, we compete with them. And so far, we’re doing pretty well against it. And it’ll be interesting if they are advising, as you say, the publishers, the sellers in the space. It’s hard to be on the other side of that.
So it’s - there’s, as we say, there’s a convergence of everything coming together. And in the end, it’s going to be who has the best capabilities, who has the best insights and who can bring it all together in a single source. And that’s where I think we have a competitive advantage. We’ve been operating under this open architecture now for ten years. And frankly, we know how to do that. And if you’re sitting on the other side of the table, you can blow your brains out looking at all the different resources that are out there trying to sell you something.

And if we can provide a single-source capability that’s best-in-class, that puts them all together, that’s focused on the client, and we don’t have any dog in the hunt with respect to any of our assets, that’s a pretty compelling case if I was sitting on the other side of the table. So that’s where we continue to place our bets.
And, by the way, we are going into the consultancy business. I’ve said this before, but the consultancy part of the business is different. We are - for example, R/GA is already in business transformation, design capabilities, even structural type of advice. So, yes, it’s a logical extension of the fact that we have a relationship with the clients. We know their business, and we can really bring to the table creative, new, innovative ideas. And call it what you will, partnering with these clients and from being able to execute in this complicated environment is something that they want to see. And frankly, we’re pretty well suited to do it. So, yes, they’re going to be out there. But I think, like I said in my prepared remarks, we’ve been expecting it, and we’ve been building our assets to compete against it.
That said, Accenture is a great client of ours. I’m very happy to have them as a client. I committed to them that we will throw the best that we have at IPG to helping them achieve their goals, and we’re on the same page.
Mr. Salmon:
Okay, thank you.

Operator:
Thank you. Our last question comes from the line of Jason Bazinet from Citi. Your line is now open.
Jason Bazinet, Citigroup Global Markets:
Thanks. Just a question for Mr. Roth. When I think of a company that’s not growing super quickly, you can see working capital go negative, positive, but it usually nets out to zero if you give a firm enough time. And when I look to the late 90s to 2006, that’s, indeed, what happened at IPG. It’s positive, negative, positive, negative, but it netted out to zero. The last ten years, ’06 to ’16, it was minus $1 billion-ish dollars. And over that same period, you generated about $3.7 billion of cash flow, so, large as a percentage of your cash generation. Am I - is that - is there is something indicative of how the business has changed in that 20-year period, where it has become more working-capital-intensive? Or am I just looking at the wrong two ten-year periods and drawing erroneous conclusions? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I think the aspect of the media business has changed dramatically, and I think that’s part of what’s driving - and that’s why you see the seasonality of our own cash flows, because a lot of our ins and outs on the cash flows is as a result of media. So I think that’s had a big impact. Frankly, I’m not as familiar about it. I’m new to this business, relatively. So the ten years that you were talking about, I was a tax lawyer. But right now, I think it’s the media business that’s driving the cash flows.
And it’s very - and we’ve done a tremendous job in terms of working with our clients and working with our units to focus on cash flow, because we’re not a bank, and it’s a critical component of our returns. So I think we’re much better at it than we were ten years ago as well. It wasn’t the kind of focus that it was - in the end, though, yes, we are generating a lot of cash flow. It’s a good business.

The good news about IPG is, that cash flow we’re returning to our shareholders. We didn’t go out and do big transactions. That’s another difference. In the old days, IPG and the other holding companies - and then some of them still do it - buy everything that’s out there. And, frankly, we were not participating in that. So we took the excess cash flow in our business, and we returned it to our shareholders in the form of buybacks and dividends. So there aren’t any big transactions out there that we see that we really have to use all of that cash to do. If there are, we’ll look at it as any other transaction. But I think - I hope that helps, but that’s the dynamics of our business right now.
Mr. Bazinet:
But do you think, on a go-forward basis, if you go out long enough, that it, that the working capital undulations will be zero? Or do you think it’s sort of becoming -
Mr. Roth:
Eventually, of course. And unless the dynamics of our industry change dramatically, which, frankly, we’re not going to do. So if that’s the gist of your question, yes, clients would like us to be a bank, but we’re not.
Mr. Bazinet:
Okay, very helpful. Thank you.
Mr. Roth:
Thank you.

Operator:
Thank you, speakers. You may go ahead and proceed.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay. Well, thank you very much. As I said, this is the first quarter. We’ve got a lot of work ahead of us, and we’re keeping our heads down to deliver on our results. Thank you so much.
Operator:
This concludes today’s conference. Thank you, and you may disconnect at this time.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended March 31, 2016
	As Reported	Losses on Sales of Businesses	Valuation Allowance Reversals	Adjusted Results [1]
(Loss) Income Before Income Taxes	$(13.0)	$(16.3)		$3.3
Benefit of Income Taxes	15.6	0.4	$12.2	3.0
Equity in Net Income of Unconsolidated Affiliates	0.1			0.1
Net Loss Attributable to Noncontrolling Interests	2.7			2.7
Net Income Available to IPG Common Stockholders	$5.4	$(15.9)	$12.2	$9.1

Weighted-Average Number of Common Shares Outstanding - Basic	400.6			400.6
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	8.7			8.7
Weighted-Average Number of Common Shares Outstanding - Diluted	409.3			409.3

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.01	$(0.04)	$0.03	$0.02
Diluted	$0.01	$(0.04)	$0.03	$0.02

[1] The effect of the adoption of the Financial Accounting Standards Board Accounting Standards Update 2016-09, which was previously included in this table in 2016, has now been removed as the effect of the adoption is reflected in both periods.